Exhibit 16



Elfun Trusts

Calculation of 1996 Total Return

This method compares a fund's net asset value (NAV), at the beginning and end of a period with the results being expressed as a percent change of the beginning net asset value. The net asset value is adjusted to reflect the compounding effect of reinvesting dividends as well as capital gains distributions, if any. Dividends and distributions are reinvested on the ex-dividend date at the ex-dividend NAV.

The following computation illustrates this methodology for 1996.

Factual Data                                Elfun Trusts


1. Opening NAV 12/29/95                                  $           39.88

2. Closing NAV 12/31/96                                  $           46.46

3. Distributions:

                           Ex Date                                   12/27/96
                           Amount / Unit                              2.85942
                           NAV on ex-date                            47.27

                           Ordinary Income                            0.75577
                           Short Term Capital Gains                   0.10480
                           Long Term Capital Gains                    1.99885

Computation


            =                      46.46* (1+   ( 2.85942 / 47.27 ))   -39.88)
                           -----------------------------------------------------
                                                        39.88
            =              0.235467

            =              0.235467 or 23.55%

Elfun Trusts

The three, five, and ten year returns are average annual compounded rates of return.

Rates are calculated using the following geometric return formula:

Geometric  Return = { (1+R1) x (1+R2) x (1+R3)......x  (1+RN) } ^ (1/M) -1
where
R1, R2, R3....RN = Rate of return for periods 1,2,3 through N

N = Number of periods

M = Number of years that comprise N periods

Three Year Average Return 1994-1996
-----------------------------------
The three year average annual rate of return is calculated as follows:

                                         1994       1995       1996
   0.198979723 = 1.724 ^ (1/3) -1 = {(1+ 0.002)x(1+ 0.392)x(1+ 0.236)}^(1/3)-1
=  19.90% rounded

Five Year Annual Return 1992-1996
---------------------------------
The five year average annual rate of return is calculated as follows:

                                      1992       1993       1994       1995       1996
   0.15467941 = 2.053^(1/5) -1 = {(1+ 0.093)x(1+ 0.090)x(1+ 0.002)x(1+ 0.392)x(1+ 0.236)}^(1/5)-1
= 15.47% rounded


Ten Year Annual Return 1987-1996
--------------------------------
The ten year average annual rate of return is calculated as follows:

                                       1987       1988       1989        1990       1991
  0.154771115 = 4.217^(1/10) -1 = {(1+ 0.035)x(1+ 0.184)x(1+ 0.358)x(1+ -0.037)x(1+ 0.282) x

                                        1992       1993       1994       1995       1996
                                    (1+ 0.093)x(1+ 0.090)x(1+ 0.002)x(1+ 0.392)x(1+ 0.236)}^(1/10)-1

= 15.48% rounded